SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 31, 2005

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 2.03. Creation of a Direct Financial Obligation

        On January 31, 2005, Derma Sciences, Inc. (the “Registrant”) entered into a three year revolving credit facility agreement (the “Agreement”) with CapitalSource Finance LLC (the “Lender”) for a maximum principal amount of $2,000,000. The Agreement replaces a $2,000,000 revolving credit facility with Merrill Lynch Business Financial Services, Inc. that expired on January 31, 2005. Advances may be drawn and repaid, from time to time, under the Agreement. The Registrant may request advances under the Agreement up to the value of eighty-five percent of eligible receivables and fifty-five percent of eligible inventory. Interest on outstanding advances is payable monthly in arrears at the rate of prime plus 2.5% per annum, but not less than 7.5% per annum.

        The Registrant will pay a monthly collateral management fee of 0.125% of the daily average amount of advances outstanding for the preceding month. In addition, the Registrant will pay a monthly unused line fee at the rate of 0.5% per annum upon the difference between the daily average amount of advances outstanding for the preceding month and $2,000,000. Outstanding advances are secured by all of the Registrant’s existing and after-acquired tangible and intangible assets located in the United States.

        At January 31, 2005, maximum potential advances under the Agreement were approximately $1.7 million. On January 31, 2005, the Registrant applied advances of $1.3 million under the Agreement in satisfaction of the Registrant’s obligations to Merrill Lynch Business Financial Services, Inc. Future advances will be utilized to fund strategic initiatives and for general working capital. The Registrant incurred loan origination and legal fees of approximately $120,000 in connection with the negotiation and implementation of the Agreement.

        The Agreement includes the following covenants as measured at the end of each month for the average of the three most recent calendar months: (a) the Registrant must maintain EBITDA (earnings before interest, taxes, depreciation and amortization) in the range of negative $300,000 (as of January 31, 2005) to positive $600,000 (post December 31, 2005) and (b) the Registrant’s fixed charge ratio (EBITDA divided by the sum of debt service, capital expenditures, income taxes and dividends) must be in the range of –1.0 to 1.0 (as of January 31, 2005) to 1.25 to 1.0 (post December 31, 2005). In addition, the Registrant’s collections may not be less than $800,000 for each calendar month through June 30, 2005 and $900,000 for each calendar month thereafter, and at all times the Registrant’s cash on hand (including cash available under the Agreement) must not be less than $200,000. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the Agreement.

        The Registrant may terminate the Agreement at any time after January 31, 2006 by paying all outstanding indebtedness and any other payments due to the Lender and paying the Lender a yield maintenance fee equal to the product of: (a) the effective yield on the facility for the six months prior to termination (expressed as an annual percentage rate), (b) $2,000,000, and (c) the quotient of the months remaining in the original term of the Agreement divided by 12.

        The Registrant incorporates by reference herein a conformed copy of the Agreement which is attached hereto as Exhibit 10.01.

Item 9.01. Financial Statements and Exhibits

        (a)  Not applicable
        (b)  Not applicable
        (c)  Exhibits:

                 10.01 — Revolving Credit and Security Agreement

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer

Date: February 4, 2005